Exhibit (e)(2)

Confidential

GILEAD SCIENCES, INC.

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Mutual Confidential Disclosure Agreement (“Agreement”), effective as of January 1, 2019 (the “Effective Date”), is by and between Immunomedics, Inc., a Delaware corporation with offices at 300 The American Road, Morris Plains, New Jersey 07950, USA (“Company”), and Gilead Sciences, Inc., a Delaware corporation with offices at 333 Lakeside Drive, Foster City, California 94404, USA (“Gilead”), and shall govern the disclosure by a party (“Discloser”) to the other party (“Recipient”).

1. “Confidential Information” means all nonpublic information disclosed by Discloser to Recipient in oral, written, electronic or other form or otherwise obtained from Discloser by Recipient on or after the Effective Date, including but not limited to information on Discloser's research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential matters related to Discloser or Discloser's affiliates or subsidiaries; provided, however, that Confidential Information shall not include, and neither party shall disclose to the other party, any non-publicly disclosed chemical structures of its compounds or sequence information, including amino acid and nucleic acid sequences, of its proteins, molecules or other proprietary substances, unless such disclosure Is requested In advance in writing by the Recipient and thereafter later agreed to in writing by both parties, in which case such disclosed chemical structures and/or sequence information (as specifically Indicated in any such subsequent writing) shall be deemed Confidential Information of the Discloser under this Agreement.

2. Confidential Information is being disclosed solely to enable the parties to evaluate, discuss, negotiate and possibly enter into a business transaction involving each other (the “Purpose”).

3.	With respect to Confidential Information of Discloser, Recipient agrees to:

(a)	use such Confidential Information solely for the Purpose and for no other purpose;

(b)	hold such Confidential Information in confidence and not disclose such Confidential Information to any third party; provided, however, that Recipient may disclose such Confidential Information to those of its and its affiliates’ and subsidiaries’ employees, consultants and representatives who have a need to know such Confidential Information in connection with the Purpose who are bound to Recipient or Recipient's affiliate or subsidiary, as applicable, by obligations of confidentiality and restricted use at least as restrictive as those contained in this Agreement; and

(c)	protect the confidentiality of such Confidential Information using at least the same level of efforts and measures used to protect its own confidential information, but in no case less than commercially reasonable efforts and measures.

In addition, neither Company nor Gilead shall, without the other party's consent, disclose to any third party (except for employees, consultants and representatives as permitted by Section 3(b) above) either the existence of this Agreement, the fact that investigations, discussions or negotiations are or may be taking place concerning a possible business transaction involving each other or any facts related thereto (“Other Information”).

4.	The obligations of Section 3 shall not apply to any Confidential Information of Discloser that:

(a)	Recipient knew before receiving or obtaining it from Discloser, as demonstrated by written records of Recipient predating the date of such receipt or obtainment;

(b)	is now, or becomes in the future, publicly available except by an act or omission of Recipient in violation of this Agreement;

Gilead Mutual CDA (April 2016)                                                        -1-

Confidential

(c)	a third party discloses to Recipient without any restriction on disclosure and without breach of confidentiality obligations to which such third party is subject; or

(d)	Recipient independently develops without use of or reference to Confidential Information, as demonstrated by Recipient's written records contemporaneous with such development.

5.            Notwithstanding Section 3 above, Recipient may disclose Discloser’s Confidential Information and Other Information to the extent required by applicable law, rule, regulation or governmental order or pursuant to subpoena or other legal or regulatory process. If permitted, Recipient shall notify Discloser of any such required disclosure prior to such disclosure and allow Discloser a reasonable time to oppose such process or seek limitations on the portion of the Discloser's Confidential Information that is required to be disclosed. Confidential Information disclosed pursuant to this Section 5 shall remain subject to the terms and conditions of this Agreement notwithstanding such disclosure.

6.            Promptly following Discloser’s request for any reason, Recipient will, at Discloser's instruction, either return to Discloser or destroy all Confidential Information of Discloser, including any copies, extracts, summaries, or derivative works containing such Confidential Information, and certify in writing to Discloser the completion of such return and/or destruction, provided, however, that Recipient may retain one (1) copy of such Confidential Information in its legal archives solely for the purpose of monitoring Recipient's surviving obligations under this Agreement.

7.           Discloser retains all right, title and interest in and to its Confidential Information. This Agreement does not and shall not be construed to give Recipient any right or license to any Confidential Information other than as expressly provided herein, including any right or license by implication or otherwise to any Confidential Information or under any intellectual property or other rights owned by or licensed to Discloser. Neither party has any obligation to continue discussions or negotiations or to enter Into any transaction with the other party, and either party may terminate discussions or negotiations at any time.

8.           This Agreement shall come into force on the Effective Date and shall remain in effect for a period of six (6) months thereafter. Notwithstanding any expiration or termination of this Agreement, each party’s obligations under this Agreement as a Recipient shall survive expiration or termination of this Agreement for a period of seven (7) years from the Effective Date.

9.            Recipient acknowledges that any actual or threatened breach of this Agreement may cause Discloser Immediate and irreparable harm that cannot be adequately compensated by monetary damages and therefore agrees that Discloser shall be entitled to seek equitable and injunctive relief for actual or threatened breach of this Agreement, in addition to any other remedies available at law or equity.

10.          Any purported assignment or delegation by a party of this Agreement in whole or in part without the prior written consent of the other party shall be void. This Agreement shall be binding upon the parties, their successors and their permitted assigns.

11.          No amendment to, or waiver of right under, this Agreement is effective unless in writing signed by an authorized representative of both parties, or, in the case of a waiver, signed by the party making such waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

12.         This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, regardless of any choice of law principles.

13.          This Agreement may be executed in two or more counterparts, including electronic counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Gilead Mutual CDA (April 2016)                                                        -2-

Confidential

This Agreement is executed as of the Effective Date by the parties' duly authorized representatives.

IMMUNOMEDICS, INC.		GILEAD SCIENCES, INC.

By:	/s/ Jared Freedberg	By:	/s/ Jeremy Bender
Name:	Jared Freedberg	Name:	Jeremy Bender
Title:	General Counsel	Title:	VP, Corporate Development

Gilead Mutual CDA (April 2016)                                                        -3-